LISTED FUNDS TRUST

Fee Waiver and Expense Limitation Agreement

March 18, 2025

THIS FEE WAIVER AND EXPENSE LIMITATION AGREEMENT (the “Agreement”) is entered into by and between Listed Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Roundhill Cannabis ETF (the “Fund”), a series of the Trust, and Roundhill Financial Inc. (the “Adviser”), the Fund’s investment adviser.

WITNESSETH:

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, pursuant to which the Adviser provides, or arranges for the provision of, investment advisory and management services to the Fund, and for which it is compensated based on the average daily net assets of the Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to reduce the fee paid by the Fund to the Adviser; and

WHEREAS, the Adviser also desires to limit the Fund’s expenses such that Total Annual Fund Operating Expenses (as defined in the prospectus) do not exceed 0.00%, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement these limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1.    FEE WAIVER AND/OR EXPENSE LIMITATION. The Adviser hereby agrees to waive the Fund’s unitary management fee and/or limit the Fund’s Total Annual Fund Operating Expenses such that the Fund’s Total Annual Fund Operating Expenses, at an annual rate, and expressed as a percentage of average daily net assets, shall not exceed 0.00%. For the avoidance of doubt, Total Annual Fund Operating Expenses is inclusive of Acquired Fund Fees and Expenses (AFFE). In the event the Fund’s Total Annual Fund Operating Expenses, after any fee waiver, as accrued each month, exceed 0.00%, the Adviser will pay to the Fund, on a monthly basis, the excess expense within thirty (30) calendar days of being notified that an excess expense payment is due. In the event the Board of Trustees of the Trust determines that an excess expense payment due date to be other than thirty (30) calendar days, the Trust will provide the Adviser with ten (10) calendar days written notice prior to the implementation of such other excess expense payment due date. In no case will an excess expense payment due date be less than fifteen (15) calendar days from the date the Adviser is notified of such excess expense.

2.    TERM. The Reduced Fee and Expense Limitation shall remain in effect until at least May 1, 2026, unless sooner terminated by the Trust as provided herein.
3.    TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.
4.    ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
5.    SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
6.    GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the date first written above.

LISTED FUNDS TRUST
on behalf of the Roundhill Cannabis ETF

By:        /s/ Chad Fickett
Name:        Chad Fickett
Title:        Secretary

ROUNDHILL FINANCIAL INC.

By:        /s/ Sean Poyntz
Name:        Sean Poyntz
Title:        Director of Operations